Exhibit 10.1

SECOND AMENDMENt

TO

EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) is entered into on October 18, 2013 (the “Amendment Date”) and hereby amends the Employment Agreement, which was restated effective as of August 1, 2008 and amended effective March 8, 2012 (the “Employment Agreement”), by and between M.D.C. Holdings, Inc. (the “Company”), and Larry A. Mizel (the “Executive”).

WHEREAS, Section 3(d) of the Employment Agreement provides for the payment to the Executive of a retirement benefit as defined therein (the “Retirement Benefit”): and

WHEREAS, other provisions of the Employment Agreement provide for the modification or acceleration of the Retirement Benefit in various events and circumstances; and

WHEREAS, under the provisions of IRC §409A the Retirement Benefit is a deferred compensation arrangement and the Company is a service recipient;

WHEREAS, the Company desires to terminate the Retirement Benefit in satisfaction of its commitment in all events and circumstances in a manner consistent with the provisions of IRC §409A allowing for termination and liquidation of deferred compensation arrangements;

NOW, THEREFORE, the Company and the Executive agree as follows:

1.     The parties agree that the Retirement Benefit is hereby terminated effective as of the date hereof, and the Company shall pay the gross amount accrued by the Company through June 30, 2013 with respect to the Company’s estimated liability to pay the Retirement Benefit (which amount is $14,803,349) in a lump sum payment (less any applicable withholding amounts) to the Executive (or his estate in the event of his death) on October 20, 2014. The lump sum payment shall be in full satisfaction of the Retirement Benefit and, notwithstanding any other possible interpretation of the Employment Agreement to the contrary, no other Retirement Benefit shall be paid or payable under any circumstance that may occur, including (without limitation) death, disability, termination of employment (for cause, without cause, by the Executive, by the Company or otherwise), retirement, change of control, material change, or otherwise. All benefits, other than the Retirement Benefit, provided under the terms of the Employment Agreement are hereby ratified and confirmed.

2.     The Company represents that:

(a)	The termination and liquidation of the deferred compensation arrangements does not occur proximate to a downturn in the financial health of the Company;

(b)

The Company will terminate and liquidate all agreements, methods, programs, and other arrangements sponsored by it that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Treas. Reg. §1.409A–1(c) if the same employee had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(c)

No payments in liquidation of the plan will be made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the deferred compensation arrangement other than payments that would be payable under the terms of the arrangement if the action to terminate and liquidate the arrangement had not occurred;

(d)	All payments will be made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the arrangement; and

(e)

The Company agrees not to adopt a new plan or arrangement that would be aggregated with any terminated and liquidated plan under Treas. Reg. §1.409A–1(c) if the same employee participated in both plans or arrangements, at any time within three years following the date the Company takes all necessary action to irrevocably terminate and liquidate the plan.

3.     Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State. Except to the extent amended by the terms of this Amendment, the Employment Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the dates set forth above.

M.D.C. HOLDINGS, INC.

By:	/s/ John M. Stephens
Name:	John M. Stephens
Title:	Senior Vice President and
Chief Financial Officer
Date:	October 18, 2013

EXECUTIVE

/s/ Larry A. Mizel
Name:	Larry A. Mizel
Date:	October 18, 2013

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